Exhibit 8.1

[Form of Skadden Arps Tax Matters Opinion]

[Skadden Arps Letterhead]

[Date]

Chicago Mercantile Exchange Holdings Inc.

20 South Wacker Drive

Chicago, IL 60606

Re:	Chicago Mercantile Exchange Holdings Inc. and
CBOT Holdings, Inc. Merger

Ladies and Gentlemen:

We have acted as counsel to Chicago Mercantile Exchange Holdings Inc. (“CME Holdings”), a Delaware corporation, in connection with the proposed merger (“Merger”) of CBOT Holdings, Inc. (“CBOT Holdings”), a Delaware corporation, with and into CME Holdings, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 17, 2006. CME Holdings will be the surviving corporation in the Merger and, upon consummation of the Merger, the combined company will be renamed CME Group Inc. (“CME Group”). The Merger will also result in a change to the constituent documents of Board of Trade of the City of Chicago, Inc. (“CBOT”), a Delaware non-stock corporation and a subsidiary of CBOT Holdings. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, CME Holdings’ registration statement on Form S-4 relating to the Merger filed with the Securities and Exchange Commission on December 21, 2006, as amended through the date hereof (the “Registration Statement”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, Registration Statement and such other documents, certificates and

Chicago Mercantile Exchange Holdings Inc.

[Date]

records and that statements as to factual matters contained in the Merger Agreement and/or the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time and thereafter, as applicable.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We have also assumed that the Merger will qualify as a statutory merger under the laws of the state of Delaware.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of CME Holdings and CBOT Holdings, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of CME Holdings and CBOT Holdings. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by CME Holdings and CBOT Holdings. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Chicago Mercantile Exchange Holdings Inc.

[Date]

Based upon and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code.

Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,